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                                   EXHIBIT 99


Contact:  Wayne Buckhout                        John Pratt
          Cincinnati Bell Inc.                  Convergys Corporation
          (513) 397-1081                        (513) 397-7777 or (888) 284-9900
          wbuckhout@cinbell.com                 news@convergys.com
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                CINCINNATI BELL ANNOUNCES DISTRIBUTION RATIO

              AND RECORD DATE FOR SPIN-OFF OF CONVERGYS CORPORATION


                  Convergys Announces Shareholder's Rights Plan

                              FOR IMMEDIATE RELEASE

     CINCINNATI, Ohio, Nov. 19, 1998 -- Cincinnati Bell Inc. (NYSE:CSN) today announced that its Board of Directors has set the distribution ratio and record date for the previously announced spin-off of Convergys Corporation (NYSE:CVG), its customer-care and billing business.

     Cincinnati Bell shareholders of record at the close of business on December 1, 1998, will receive one share of Convergys for each share of Cincinnati Bell owned on that date. The distribution will be effective on December 31, 1998. The New York Stock Exchange is expected to begin trading in shares of Cincinnati Bell minus its Convergys business on a when-issued basis in early December.

     Cincinnati Bell will distribute approximately 137 million common shares of Convergys. Approximately 15 million Convergys shares are outstanding pursuant to an initial public offering on August 12, 1998. Cincinnati Bell has received a ruling from the Internal Revenue Service that the spin-off of Convergys will be tax-free to Cincinnati Bell shareholders.

     Convergys Corporation also announced adoption of a shareholder rights plan similar to the one currently in place for the shareholders of Cincinnati Bell and designed to deter coercive or unfair takeover tactics in the event of an unsolicited acquisition proposal. The plan will give Convergys' Board of Directors greater flexibility to protect shareholder interests under such circumstances, and could

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prevent an acquirer from gaining control of Convergys without offering fair and equal treatment to all Convergys shareholders.

     The Convergys Board is not aware of any current circumstances that would invoke provisions of the rights plan. No shareholder has indicated intentions to acquire 15 percent of Convergys' shares. The plan will take effect December 1, 1998.

     Convergys Corporation (formerly CBIS and MATRIXX(R) Marketing) is a global leader in providing outsourced, integrated, customer care and billing services, bringing together world-class resources and expertise to help clients transform customer relationships into a competitive advantage. The company's address on the web is www.convergys.com Convergys is pronounced: kun VER jis.

     Cincinnati Bell Inc. is an integrated provider of advanced local, long distance, directory, wireless, Internet, and broadband communications services and equipment to residents and businesses in the Cincinnati metropolitan area, and in selected other Midwest cities. The company's principal subsidiary is Cincinnati Bell Telephone, one of the nation's largest independent telecommunications companies with more than 1 million access lines. Cincinnati Bell Inc. is on the web at www.cinbellinc.com